Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GSV, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-75159 and 333-91575) of GSV, Inc. of our report dated March 30, 2009, relating to the consolidated balance sheets of GSV, Inc. as of December 31, 2008, and December 31, 2007, and the related consolidated statements of operations, changes in stockholders' equity (deficiency in assets) and cash flows for the years then ended, which report appears in the December 31, 2008 annual report on Form 10-K of GSV, Inc.

/s/ UHY LLP
New Haven, Connecticut
March 30, 2009